Exhibit 99.1

TEXAS PACIFIC LAND TRUST ANNOUNCES FIRST QUARTER 2020 RESULTS
DALLAS, TX (April 30, 2020) – Texas Pacific Land Trust (NYSE: TPL) today announced financial and operating results for the first quarter ended March 31, 2020.
Results for the first quarter of 2020:
•Net income of $57.4 million, or $7.40 per Sub-share Certificate, for the first quarter ended March 31, 2020 compared with $140.0 million (which included a $100 million land sale), or $18.04 per Sub-share Certificate, for the first quarter ended March 31, 2019.

•Revenues of $96.6 million for the first quarter ended March 31, 2020, compared with $191.3 million for the first quarter ended March 31, 2019.

•Increases of 27.5% in oil and gas royalty revenue and 17.3% in water sales and royalty revenue and a decrease of 16.3% in easements and other surface-related income for the first quarter ended March 31, 2020 compared with the first quarter ended March 31, 2019.
•EBITDA of $74.7 million for the first quarter ended March 31, 2020, compared with $176.8 million for the first quarter ended March 31, 2019.

“While the full extent of the impact of COVID-19 and the effect of record low oil prices on the global and U.S. economies, the oil & gas industry, and more specifically our business operations, is unknown at this time, we believe the Trust is well positioned both financially and operationally to weather the current uncertainties,” said Tyler Glover, the Trust’s chief executive officer. “We are focused on continuing to meet the operational needs of our customers and ensuring ongoing employee health and safety during these unprecedented times.”

Further details for the first quarter of 2020:
The Trust reported net income of $57.4 million for the first quarter ended March 31, 2020, a decrease of 59.0% compared to net income of $140.0 million for the first quarter ended March 31, 2019, which included a $100 million land sale. Excluding the impact of the 2019 land sale (net of income tax), net income for the first quarter ended March 31, 2019 was $61.0 million.

Oil and gas royalty revenue was $42.4 million for the first quarter ended March 31, 2020, compared with $33.2 million for the first quarter ended March 31, 2019, an increase of 27.5%. Crude oil and gas production subject to the Trust’s royalty interests increased 11.9% and 31.4%, respectively, in the first quarter ended March 31, 2020 compared to the first quarter ended March 31, 2019. Additionally, prices received for crude oil production increased 21.9% in the first quarter ended March 31, 2020 compared to the same period of 2019, while prices received for gas production decreased 23.1% over the same time period.

Easements and other surface-related income was $26.3 million for the first quarter ended March 31, 2020, a decrease of 16.3% compared with the first quarter ended March 31, 2019 when easements and other surface-related income was $31.4 million. The decrease in easements and other surface-related income was largely driven by a decrease of $8.4 million in pipeline easement income partially offset by an increase of $2.6 million in commercial lease revenue (largely due to an increase in saltwater disposal royalties) for the first quarter ended March 31, 2020 compared to the same period of 2019.

Water sales and royalty revenue was $27.0 million for the first quarter ended March 31, 2020, an increase of 17.3% compared with the first quarter ended March 31, 2019 when water sales and royalty revenue was $23.0 million. This increase was principally due to a 50.5% increase in the number of barrels of sourced and treated water sold in the first quarter of 2020 over the same period in 2019, partially offset by decreased water royalties.

The Trust recognized land sales revenue of $0.9 million for the first quarter ended March 31, 2020 and $103.6 million for the comparable period of 2019. Land sales revenue for the first quarter ended March 31, 2019, included a $100 million land sale closed in January 2019.

COVID-19 Pandemic and Market Conditions Update

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in the oil and gas industry. Oil demand has significantly deteriorated as a result of the virus outbreak and corresponding preventative measures taken around the world to mitigate the spread of the virus. In the midst of the ongoing COVID-19 pandemic, the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) were unable to reach an agreement on production levels for crude oil, at which point Saudi Arabia and Russia initiated efforts to aggressively increase their production. Although certain OPEC+ nations have reached a tentative agreement on production cuts since such time, there is an excess supply of oil on the market and constraints on storage capacity. The convergence of these events is expected to result in the downward pressure on certain commodity prices continuing for the foreseeable future. Furthermore, in April 2020, some states, including Texas, announced that they are considering proration of oil production in response to market conditions, which could limit the amount of oil and natural gas produced from the wells to which the Trust’s royalty interests relate.

These events have negatively affected, and are expected to continue to negatively affect, the Trust’s business and results of operations. Should oil and gas wells be shut in, production curtailed or the owners and operators of the oil and gas wells to which the Trust’s royalty interests relate decrease investment in response to lower commodity prices and conservation of capital, we would expect the Trust’s royalty income and demand for our water services to decline.

Given the dynamic nature of these events, we cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, or the extent of the impact they will have on the Trust’s business or results of operations and financial condition.

Conversion of the Trust

As previously announced on March 23, 2020, our Trustees approved a plan to reorganize the Trust from its current structure to a corporation formed under the laws of the State of Delaware. It is currently anticipated that the corporate reorganization will be effective by the end of the third quarter of 2020, barring any unforeseen impacts of COVID-19 or other developments which, despite our best efforts, could potentially extend this timeframe.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner. Texas Pacific Land Trust is not a REIT.

Forward-Looking Statements

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the severity and duration of the COVID-19 pandemic and related economic repercussions, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, the proposed reorganization of the Trust into a corporation, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Oil and gas royalties	$42,360	$33,213
Easements and other surface-related income	26,267	31,367
Water sales and royalties	26,967	22,983
Land sales	900	103,625
Other operating revenue	100	136
Total revenues	96,594	191,324

Expenses:
Salaries and related employee expenses	10,620	6,464
Water service-related expenses	6,780	4,578
General and administrative expenses	2,959	2,142
Legal and professional fees	2,358	1,783
Depreciation, depletion and amortization	3,335	1,204
Total operating expenses	26,052	16,171

Operating income	70,542	175,153

Other income	826	393
Income before income taxes	71,368	175,546
Income tax expense (benefit):
Current	14,022	14,548
Deferred	(55)	21,000
Total income tax expense	13,967	35,548
Net income	$57,401	$139,998

Net income per Sub-share Certificate - basic and diluted	$7.40	$18.04

Weighted average number of Sub-share Certificates outstanding	7,756,156	7,759,808

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2020		2019
Revenues:
Land and resource management:
Oil and gas royalties	$42,360	44%	$33,213	18%
Easements and other surface-related income	13,298	14%	23,485	12%
Land sales and other operating revenue	1,000	1%	103,761	54%
	56,658	59%	160,459	84%
Water services and operations:
Water sales and royalties	26,967	28%	22,983	12%
Easements and other surface-related income	12,969	13%	7,882	4%
	39,936	41%	30,865	16%
Total consolidated revenues	$96,594	100%	$191,324	100%

Net income:
Land and resource management	$39,118	68%	$123,117	88%
Water services and operations	18,283	32%	16,881	12%
Total consolidated net income	$57,401	100%	$139,998	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Net income	$57,401	$139,998
Add:
Income tax expense	13,967	35,548
Depreciation, depletion and amortization	3,335	1,204
EBITDA	$74,703	$176,750

Contact:

Chris Steddum
Vice President, Finance and Investor Relations
(214) 969-5530